Exhibit 99.1

Armstrong World Industries Reports First Quarter 2011 Results

Highlights for the First Quarter of 2011

•	Adjusted EBITDA, $93 million up 69% from 2010

•	Management raises full year guidance to adjusted EBITDA in the range of $375 to $415 million.

•	Approval for construction of a heterogeneous China flooring plant

•	Inflation remains challenging

LANCASTER, Pa., May 2, 2011 /PRNewswire via COMTEX/ --Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors, ceilings, and cabinets, today reported first quarter 2011 results.

First Quarter Results

(Amounts in millions except per share data)	Three Months Ended March 31,
	2011	2010	Change
Net sales	$ 685.2	$ 658.9	4.0%
Operating income	52.1	13.4	Favorable
Net income (loss)	13.5	(19.4)	Favorable
Diluted earnings (loss) per share	$ 0.23	$ (0.34)	Favorable

Consolidated net sales increased as improved pricing and favorable product mix more than offset volume declines.  Volume declines were driven by decreases in our wood business as 2010 results benefited from the new home buyer tax credit; and in our European resilient business, as we exited the residential business and certain geographies in late 2010.  Operating income and net income both increased significantly as a result of sales increasing and as we realized the benefit of cost reduction actions initiated in 2010, which resulted in lower manufacturing costs and core SG&A expenses when compared to the same period of last year.  Input cost inflation was $17 million versus first quarter 2010, primarily driven by oil based commodities.

 “I am pleased to announce that, on an adjusted basis, EBITDA was up 69% from Q1 2010 levels, and exceeded our Q1 2011 guidance,” said Matt Espe, President and CEO.  “We achieved this with top-line sales growth of 4%, consistent with expectations.  Results also reflect plant closures and other cost reduction activities we undertook in 2010, as well as pricing actions in all our businesses.  First quarter 2011 operating results continue to demonstrate our ability to leverage investments in LEAN technologies and processes to generate increased operating margins and earnings.  I am also pleased to announce that our Board of Directors has approved the construction of a heterogeneous flooring plant in China that is being built on the same site as our recently announced homogeneous flooring plant.  This plant is expected to be operational in mid 2013.”

Additional Financial Metrics

(Amounts in millions except per share data)	Three Months Ended March 31,
	2011	2010	Change
Adjusted operating income	$ 66	$ 27	Favorable
Adjusted EBITDA	93	55	69%
Adjusted net income	30	14	Favorable
Adjusted diluted earnings per share	$ 0.51	$ 0.24	$ 0.27
Free cash flow	$ (44)	$ (30)	(14)

Improvements in adjusted operating income and EBITDA were driven by reductions in manufacturing costs, coupled with the impact of better pricing and reductions in SG&A expenses, which were partially offset by increased input costs.  The reduction in free cash flow was primarily due to a larger increase in working capital partially offset by cash earnings.

The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income and adjusted EBITDA excludes the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other nonrecurring gains and losses. Adjusted figures are reconciled to the most comparable GAAP measures in tables at the end of this release.

Significant Q1 2011 actions

•	We announced the idling of a Wood Flooring manufacturing plant in Statesville, North Carolina effective April 30, 2011.

•	Unions representing employees at our wood flooring plants in Beverly, WV and Oneida, TN ratified new three-year union contracts.

•
Taking advantage of improving capital markets, we amended our Senior Credit facility in order to reduce future interest expense.  The amendment provides for three changes to the $550 million Term Loan B portion of our term debt:

▪	the borrowing spread over LIBOR was reduced from 3.5% to 3.0%;

▪	the LIBOR floor was reduced from 1.5% to 1.0%, and ;

▪	the maturity of the loan was extended to March 10, 2018.

As a result of this action, we expect to save $2.75 to $5.5 million in cash interest expense annually.  One-time fees incurred in this refinancing were approximately $7 million.

In conjunction with this refinancing, we entered into interest rate swaps with notional amounts of $300 million, in order to fix a portion of our interest rate expense.

Market Outlook and Increased FY11 Guidance

Management’s macro economic outlook for 2011 is largely unchanged.  We continue to expect developed markets to be relatively flat in 2011. We project new home starts in the U.S. to be around 600,000 and anticipate repair and remodel activity in North America will be close to 2010 levels. We expect emerging markets’ GDP to continue to grow in the high single digit range.   “Inflation in our raw materials, especially those tied to petroleum costs, continues to be the primary risk to our 2011 guidance” said Tom Mangas, SVP, CFO.  “If oil prices continue at, or rise from, current levels additional pricing actions may be required to achieve our financial targets.”

Managements’ revised 2011 guidance metrics are presented below.

(Amounts in millions)	2011 Estimate Range	2010
Net sales	$ 2,800 to $ 3,000	$ 2,766
Adjusted EBITDA	375 to 415	303
Free cash flow	80 to 120	180

For the second quarter of 2011 we expect sales to be between $740 and $790 million and adjusted EBITDA to be in the range of $105 to $120 million.  Additional forward looking non-GAAP metrics are available on our web site at http://www.armstrong.com/ under the Investor Relations tab.

First Quarter Segment Highlights

Building Products

	Three Months Ended March 31,
	2011	2010	Change
Total segment net sales	$ 306.9	$ 267.9	14.6%
Operating income	$ 61.5	$ 42.7	44.0%

Net sales increased on strong volumes across all geographies and favorable pricing in the Americas and Europe.  Operating income increased as the margin impact of higher sales volumes and favorable pricing more than offset increased input costs.  Higher earnings from our WAVE joint venture were also a positive contribution.

Resilient Flooring

	Three Months Ended March 31,
	2011	2010	Change
Total segment net sales	$ 234.7	$ 232.6	0.9%
Operating (loss)	$ (1.3)	$ (5.2)	75.0%

Net sales increased slightly as volume declines in the Americas and Europe were offset by improved product mix in the Americas.  The net sales decline in European markets reflected the volume reduction related to our exit of the residential flooring business in fourth quarter of 2010.  Excluding this impact, year over year volume in European markets remained flat.

The 2011 year over year operating loss comparison benefitted from reduced manufacturing costs and the margin impact of favorable mix and pricing which was partially offset by raw material inflation and lower volume.  Operating loss included European Resilient Flooring losses of $11.6 million for 2011 and $7.1 million for 2010. The 2011 loss included approximately $8.5 million in severance and restructuring related costs in Europe.

Wood Flooring

	Three Months Ended March 31,		Change
	2011	2010
Total segment net sales	$ 111.0	$ 124.3	(10.7)%
Operating income (loss)	$ 3.5	$ (1.6)	Favorable

Net sales decreased primarily due to volume declines in U.S. residential markets.  Operating income increased due to reduced manufacturing and SG&A costs partially offset by the margin impact of lower sales volume.

Cabinets

	Three Months Ended March 31,
	2011	2010	Change
Total segment net sales	$ 32.6	$ 34.1	(4.4)%
Operating (loss)	$ (0.8)	$ (3.9)	79.5%

Net sales decreased as less favorable mix and price were partially offset by higher volume.  Operating loss decreased primarily due to reduced SG&A and manufacturing costs.

Corporate

Unallocated corporate expense of $10.8 million in the first quarter of 2011 decreased from $18.6 million in the prior year.  2010 included $11.2 million of severance and related expenses to reflect the separation costs for our former Chairman and Chief Executive Officer and a $3.1 million asset impairment charge related to the termination of our flight operations.  2011 included a $6.2 million lower pension credit as compared to 2010.

Earnings Webcast

Management will conduct a discussion for shareholders during a live Internet broadcast beginning at 1:00 p.m. Eastern time today. This event will be broadcast live on the Company's Web site, www.armstrong.com. From the homepage, click "For Investors" to access the call and the accompanying slide presentation. The replay of this event will also be available on the Company's Web site.

Forward Looking Statements

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We try to reduce both the likelihood that these risks will affect our businesses and their potential impact. However, no matter how accurate our foresight, how well we evaluate risks, and how effective we are at mitigating them, it is still possible that one of these risks or uncertainties, or some other issue could have an adverse effect on our business, profitability, or the carrying value of assets. We undertake no obligation to update any forward-looking statement beyond what is required by applicable securities law.

About Armstrong and Additional Information

More details on the Company's performance can be found in its Form 10-Q that will be filed with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2010, Armstrong's consolidated net sales totaled approximately $2.8 billion. Based in Lancaster, Pa., at March 31, 2011 Armstrong operated 33 plants in eight countries and has approximately 9,500 employees worldwide. For more information, visit http://www.armstrong.com/.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS Armstrong World Industries, Inc., and Subsidiaries (amounts in millions, except for per-share amounts) (Unaudited)
	Three Months Ended March 31,	Three Months Ended March 31,
	2011	2010
Net sales	$ 685.2	$ 658.9
Cost of goods sold	524.5	513.1
Selling, general and administrative expenses	120.1	143.5
Restructuring charges	4.9	-
Equity (earnings) from joint venture	(16.4)	(11.1)
Operating income	52.1	13.4

Interest expense	14.8	3.9
Other non-operating expense	0.3	-
Other non-operating (income)	(0.6)	(0.7)
Earnings before income taxes	37.6	10.2
Income tax expense	24.1	29.6
Net income (loss)	$ 13.5	$ (19.4)

Net earnings (loss) per share of common stock:
Basic	$ 0.23	$ (0.34)
Diluted	$ 0.23	$ (0.34)

Average number of common shares outstanding:
Basic	58.1	57.5
Diluted	58.8	57.5

SEGMENT RESULTS Armstrong World Industries, Inc., and Subsidiaries (amounts in millions) (Unaudited)
	Three Months Ended March 31,
Net sales	2011	2010
Building Products	$ 306.9	$ 267.9
Resilient Flooring	234.7	232.6
Wood Flooring	111.0	124.3
Cabinets	32.6	34.1
Total net sales	$ 685.2	$ 658.9

	Three Months Ended March 31,
Operating income (loss)	2011	2010
Building Products	$ 61.5	$ 42.7
Resilient Flooring	(1.3)	(5.2)
Wood Flooring	3.5	(1.6)
Cabinets	(0.8)	(3.9)
Unallocated Corporate (expense)	(10.8)	(18.6)
Total Operating income	$ 52.1	$ 13.4

Selected Balance Sheet Information (amounts in millions)
	(Unaudited) March 31, 2011	December 31, 2010
Assets
Current assets	$ 1,062.4	$ 1,020.7
Property, plant and equipment, net	850.8	854.9
Other noncurrent assets	1,043.2	1,046.8
Total assets	$ 2,956.4	$ 2,922.4

Liabilities and shareholders’ equity
Current liabilities	$ 368.8	$ 382.9
Noncurrent liabilities	1,463.5	1,448.7
Equity	1,124.1	1,090.8
Total liabilities and shareholders’ equity	$ 2,956.4	$ 2,922.4

Selected Cash Flow Information (amounts in millions) (Unaudited)
	Three Months Ended March 31,
	2011	2010
Net income (loss)	$ 13.5	$ (19.4)
Other adjustment to reconcile net income (loss) to net cash used by operating activities	30.8	32.9
Changes in operating assets and liabilities, net	(80.4)	(41.5)
Net cash (used for) operating activities	(36.1)	(28.0)
Net cash (used for) investing activities	(7.8)	(1.6)
Net cash (used for) financing activities	(32.9)	(13.4)

Effect of exchange rate changes on cash and cash equivalents	5.4	(1.0)
Net decrease in cash and cash equivalents	(71.4)	(44.0)
Cash and cash equivalents, beginning of period	315.8	569.5
Cash and cash equivalents, end of period	$ 244.4	$ 525.5

Supplemental Reconciliations of GAAP to non-GAAP Results

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses.  The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED	Three Months Ended March 31,
	2011	2010
Operating Income, Adjusted	$ 66.4	$ 27.2
Cost reduction initiatives (income) expenses	10.1	(0.6)
CEO transition costs	-	11.2
Restructuring	4.9	-
Fixed asset impairment	-	3.1
Foreign exchange impact	(0.7)	0.1
Operating Income, Reported	$ 52.1	$ 13.4

BUILDING PRODUCTS	Three Months Ended March 31,
	2011	2010
Operating Income, Adjusted	$ 68.1	$ 41.8
Cost reduction initiatives (income) expenses	5.1	(0.7)
Restructuring	1.6	-
Foreign exchange impact	(0.1)	(0.2)
Operating Income, Reported	$ 61.5	$ 42.7

RESILIENT FLOORING	Three Months Ended March 31,
	2011	2010
Operating Income (Loss), Adjusted	$ 7.2	$ (5.0)
Cost reduction initiatives (income) expenses	5.8	-
Restructuring	3.2	-
Foreign exchange impact	(0.5)	0.2
Operating (Loss), Reported	$ (1.3)	$ (5.2)

WOOD FLOORING	Three Months Ended March 31,
	2011	2010
Operating Income (Loss), Adjusted	$ 2.8	$ (1.6)
Cost reduction initiatives (income) expenses	(0.4)	-
Restructuring	(0.2)	-
Foreign exchange impact	(0.1)	-
Operating Income (Loss), Reported	$ 3.5	$ (1.6)

UNALLOCATED CORPORATE	Three Months Ended March 31,
	2011	2010
Operating (Loss), Adjusted	$ (10.9)	$ (4.3)
Cost reduction initiatives (income) expenses	(0.4)	-
CEO transition costs	-	11.2
Restructuring	0.3	-
Fixed asset impairment	-	3.1
Operating (Loss), Reported	$ (10.8)	$ (18.6)

Note: No adjustments necessary for Cabinets.

	Three Months Ended
CONSOLIDATED	March 31, 2011		March 31, 2010
	Total	Per Share	Total	Per Share
Adjusted EBITDA	$ 92.9		$ 55.5

D&A as reported	(31.9)		(28.3)
Accelerated Deprecation	5.4		-
Operating Income, Adjusted	$ 66.4		$ 27.2
Other non-operating (expense)	(14.5)		(3.2)
Earnings Before Taxes, Adjusted	51.9		24.0

Adjusted tax (expense) @ 42%	(21.8)		(10.1)
Net Earnings, Adjusted	$ 30.1	$ 0.51	$ 13.9	$ 0.24

Pre-tax adjustment items	(14.3)		(13.8)
Reversal of adjusted tax @ 42%	21.8		10.1
Ordinary tax	(19.3)		(3.9)
Unbenefitted foreign losses	(4.8)		(4.1)
Federal Medicare Subsidy Adjustment	-		(21.6)
Net Earnings, Reported	$ 13.5	$ 0.23	$ (19.4)	$ (0.34)

CASH FLOW	Three Months Ended March 31,
Free Cash Flow	2011	2010
Net Cash From Operations	$ (36)	$ (28)
Plus/(minus): Net Cash Used for Investing	(8)	(2)
Free Cash Flow	$ (44)	$ (30)